Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Applied DNA Sciences, Inc. on Form S-1 (File Nos. 333-233830 and 333-234664), Form S-3 (File Nos. 333-252280, 333-202432, 333-220481, 333-218158, 333-214920, and 333-238557) and S-8 (File Nos. 333-182350, 333-205123, 333-231944 and 333-249365)  of our report dated December 9, 2021 which includes an explanatory paragraph as to the Company’s ability  to continue as a going concern, with respect to our audits of the consolidated financial statements of Applied DNA Sciences, Inc. as of September 30, 2021 and 2020 and for each of the two years in the period ended September 30, 2021, which report is included in this Annual Report on Form 10-K of Applied DNA Sciences, Inc. for the year ended September 30, 2021.

/s/ Marcum LLP

Marcum LLP
Melville, NY
December 9, 2021